Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

THIRTY-THIRD AMENDMENT TO MASTER SERVICES AGREEMENT

THIS THIRTY-THIRD Amendment TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of June 17, 2026, by and among Capitol Series Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated December 21, 2016, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	Fund Accounting Fee Letter for the Funds advised by Fuller & Thaler Asset Management Inc. to the Agreement hereby is deleted in its entirety and replaced with Fund Accounting Fee Letter attached hereto, as the same may be amended from time to time.
(b)	Fund Administration Fee Letter for the Funds advised by Fuller & Thaler Asset Management Inc. to the Agreement hereby is deleted in its entirety and replaced with Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

CAPITOL SERIES TRUST By: /s/ Matthew J. Miller Matthew J. Miller President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer
1

Fund Accounting Fee Letter

for

Capitol Series Trust

This Fund Accounting Fee Letter (this “Fee Letter”) dated June 17, 2026, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Capitol Series Trust (the “Trust”), on behalf of the Fuller & Thaler Funds listed on Schedule A to the Master Services Agreement (the “Funds”), dated December 21, 2016, as amended, and the Fund Accounting Addendum dated October 1, 2017, as amended.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

1.1.	Asset based fee of*:

Average Daily Net Assets	Asset Based Fee*
	3 Funds	4 Funds	5 Funds	6 Funds	7 Funds	8 Funds (ETF)
Up to $100 million
$100 million to $250 million
$250 million to $500 million	[REDACTED]
$500 million to $2 billion
$2 billion to $3 billion
$3 billion to $5 billion
In Excess of $5 billion

*Asset based fee is calculated using the average daily net assets for all Funds listed on Schedule A to the Agreement advised by Fuller & Thaler Asset Management, Inc. and Schedule A to the ETF Master Services Agreement between the Trust and Ultimus dated December 8, 2021 advised by Fuller & Thaler Asset Management, Inc.

Annual basis point fees for fund accounting, fund administration and transfer agent services as stated in each respective fee letter are subject to the following annual complex minimum for up to four share classes by fund:

$[REDACTED]

2

1.2.	Multi-Manager: For Multi-Manager funds, Ultimus charges a fee of $[REDACTED] per month per manager.

1.3.       Forms N-CEN and N-PORT.

The Trust or Fuller & Thaler Funds agree to pay Ultimus an annual fee (based on the schedule below) for preparing Forms N-CEN and N-PORT and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act, beginning on the compliance date for Form N-PORT, as follows:

	Number of Securities	Annual Fee per fund
Equity Funds**	Less than 11 11 to 500	[REDACTED]
501 to 2,000
Over 2,000

Fixed Income Funds	Less than 500	[REDACTED]
501 to 1,000
Over 1,000

** Equity Fund is defined as any fund that has less than 25% debt exposure over the previous three-month period.

1.4.	Price Quotes. The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

3

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$[REDACTED] per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$[REDACTED]/month/CFC

1.5.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Performance Reporting

The Funds will reimburse Ultimus for the costs of Performance Reporting (including After-Tax Performance Reporting).

3.	Monthly Per Trade Fee

The fees, as described above, allow the Fund to execute up to 1000 portfolio trades (i.e., purchases and sales) per month without additional fees. Portfolio trades related to investor investments and redemptions do not count toward the 1000 threshold. For portfolio trades in excess of this amount, Ultimus will charge the Fund $[REDACTED] for each such portfolio trade.

4.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust or each Fund will reimburse Ultimus for out-of-pocket expenses as follows:

4.1.	The costs of obtaining secondary security market quotes and other securities data utilized by each Fund; and

4.2.	Effective on June 1, 2018, the Trust or the Fuller & Thaler Funds agree to reimburse Ultimus for any out-of-pocket expenses related to the preparation and filing of Forms N-PORT and N-CEN and to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

5.	Term

5.1.	Initial Term. This Fee Letter shall continue in effect until October 1, 2022 from the date of this Fee Letter (the “Initial Term”).

5.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).
4

6.	Renewal Term Fee Increases

After the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. The maximum fee increase shall not be greater than 3% per year. For the avoidance of doubt, the first potential fee increase can take effect on April 1, 2023.

7.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

5

       The parties duly executed this Fund Accounting Fee Letter as of June 17, 2026.

	Capitol Series Trust On behalf of all Fuller & Thaler Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser hereby acknowledges and agrees to the terms of the Agreement.

Fuller & Thaler Asset Management, Inc.
By:	/s/ Ed Stubbins
Name:	Ed Stubbins
Title:	Partner

6

Fund Administration Fee Letter

for

Capitol Series Trust

This Fund Administration Fee Letter (this “Fee Letter”) dated June 17, 2026, applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) Capitol Series Trust (the “Trust”), on behalf of the Fuller & Thaler Funds listed in Schedule A to the Master Services Agreement (the “Funds”) dated December 21, 2016, as amended, and the Fund Administration Addendum dated October 1, 2017, as amended.

1.	Fees

For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

1.1.       Asset based fee of*:

Average Daily Net Assets	Asset Based Fee*
	3 Funds	4 Funds	5 Funds	6 Funds	7 Funds	8 Funds (ETF)
Up to $100 million
$100 million to $250 million
$250 million to $1 billion	[REDACTED]
$1 billion to $2 billion
$2 billion to $3 billion
$3 billion to $5 billion
In Excess of $5 billion

*Asset based fee is calculated using the average daily net assets for all Funds listed on Schedule A to the Agreement advised by Fuller & Thaler Asset Management, Inc. and Schedule A to the ETF Master Services Agreement between the Trust and Ultimus dated December 8, 2021 advised by Fuller & Thaler Asset Management, Inc.

Annual basis point fees for fund accounting, fund administration and transfer agent services as stated in each respective fee letter are subject to the following annual complex minimum for up to four share classes by fund:

$[REDACTED]

7

1.2.	Liquidity Risk Management Program.

The Trust or Fuller & Thaler Funds agree to pay Ultimus: (i) a one-time implementation fee (payable in six equal installments) of $[REDACTED] per investment adviser, commencing with the initial compliance date, for providing assistance in connection with the adoption of the Trust’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4; (ii) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Trust’s LRMP; and (iii) other related fees.

Annual Fee

Base Fee per investment adviser $[REDACTED] per year

Other Related Fees

Form N-LIQUID preparation and

related Board Notification $[REDACTED] per event

Optional ICE Vantage Liquidity

Indicator Module Out of Pocket Charges

1.3.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust or Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust will reimburse Ultimus for certain out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser). The Trust will be responsible for its normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Trust’s public documents, and fees and expenses of the Trust’s other vendors and providers.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect until October 1, 2022 from the date of this Fee Letter (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

4.	Fee Increases
8

After the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)2; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. The maximum fee increase shall not be greater than 3% per year. For the avoidance of doubt, the first potential fee increase can take effect on April 1, 2023.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

2 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

9

       The parties duly executed this Fund Administration Fee Letter dated June 17, 2026.

	Capitol Series Trust On behalf of all Fuller & Thaler Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ Gary Tenkman
Name:	Matthew J. Miller	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser hereby acknowledges and agrees to the terms of the Agreement.

Fuller & Thaler Asset Management, Inc.
By:	/s/ Ed Stubbins
Name:	Ed Stubbins
Title:	Partner